Filed with the Securities and Exchange Commission on January 28, 1998
                                                      Registration No. 333-38727
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               CNB Holdings, Inc.
                 (Name of small business issuer in its charter)

               Virginia                                   6021                                54-1663340
---------------------------------------    ------------------------------------     --------------------------------
   (State or other jurisdiction of            (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)             Classification Code Number)                Identification No.)


           P.O. Box 1060, 900 Memorial Drive, Pulaski, Virginia 24301
                                 (540) 944-0831
         ---------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                                                                                    copy to:
                    WAYNE L. CARPENTER                                       J. SCOTT PERKINS, ESQ.
                    CNB Holdings, Inc.                                      Mays & Valentine, L.L.P.
                    900 Memorial Drive                                       1111 East Main Street
                 Pulaski, Virginia 24301                                    Richmond, Virginia 23218
                      (540) 944-0831                                             (804) 697-1374
(Name, address and telephone number of agent for service)


--------------------------------------------------------------------------------

                                     Part II

Item 27.  Exhibits

         The following is a list of exhibits included as part of this registration statement and included herewith at the end of this registration statement.

        Exhibit No.     Description of Exhibit
        -----------     ----------------------

            3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement No. 33-69326 on Form S-1).

            3.2 By-laws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 33-69326 on Form S-1).

            4           Form of Stock Certificate.*

            5           Opinion  of  Mays  &  Valentine,  L.L.P.  regarding  the
                        legality  of  the   securities   being   registered  and
                        consent.*

            10.1 Employment Agreement dated June 21, 1993, by and between Wayne L. Carpenter and the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 33-69326 on Form S-1).

            10.2 CNB Holdings, Inc. 1995 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Company's 1995 Form 10-KSB).

            10.3 Lease Agreement dated August 1, 1997 between the Bank and Odisi Properties, L.L.C.*

            10.4 Agency Agreement between the Davenport & Company LLC and the Company.**

            21          Subsidiaries of CNB Holdings, Inc.*

            23.1        Consent of Larrowe & Company.*

            23.2        Consent of Mays & Valentine, L.L.P. (included as part of
                        Exhibit 5).*

            23.3        Consent of Williams Mullen Christian & Dobbins.*

            24          Powers of Attorney.*

            99.1        Form of Subscription Agreement.*

            99.2        Cover Letter to Shareholders.*

            99.3        Acceleration Request pursuant to Rule 461.*
         ---------------

         *    Previously filed.
         **   Filed herewith.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, in the County of Pulaski, State of Virginia, on January 28, 1998.

                                     CNB HOLDINGS, INC.



                                     By:     /s/ Hiawatha Nicely, Jr.
                                        -------------------------------------
                                             Hiawatha Nicely, Jr.
                                             President & Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

             Signature                                   Title                                        Date
             ---------                                   -----                                        ----
      /s/ Hiawatha Nicely, Jr.                Chairman, President, and Chief Executive       January 28, 1998
-------------------------------------         Officer (Principal Executive Officer)
        Hiawatha Nicely, Jr.

       /s/ Wayne L. Carpenter                 Director and Chief Financial and               January 28, 1998
-------------------------------------         Accounting Officer
         Wayne L. Carpenter

       */s/ Sybil S. Atkinson                 Director                                       January 28, 1998
-------------------------------------
          Sybil S. Atkinson

        */s/ Jack W. Bowling                  Director                                       January 28, 1998
-------------------------------------
           Jack W. Bowling

        */s/ Jackson M. Bruce                 Director                                       January 28, 1998
-------------------------------------
          Jackson M. Bruce

      */s/ Randolph V. Chrisley               Director                                       January 28, 1998
-------------------------------------
        Randolph V. Chrisley

        */s/ A. Carole Pratt                  Director                                       January 28, 1998
-------------------------------------
           A. Carole Pratt

     */s/ David W. Ratcliff, Jr.              Director                                       January 28, 1998
-------------------------------------
       David W. Ratcliff, Jr.

       */s/ Nathaniel R. Tuck                 Director                                       January 28, 1998
-------------------------------------
          Nathaniel R. Tuck

       */s/ James L. Webb, Jr.                Director                                       January 28, 1998
-------------------------------------
         James L. Webb, Jr.

         */s/ J. David Wine                   Director                                       January 28, 1998
-------------------------------------
            J. David Wine

*By:     /s/ Wayne L. Carpenter
    ---------------------------------
         Wayne L. Carpenter
          Attorney-in-Fact